HERC RENTALS SUPPLEMENTAL INCOME SAVINGS PLAN
(Effective as of June 30, 2016)

Herc Rentals Inc. hereby adopts the Herc Rentals Supplemental Income Savings Plan (the “Plan”) on June 30, 2016 (the “Effective Date”). The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meanings of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be construed and interpreted accordingly. This Plan provides benefits that cannot be provided under the tax qualified Herc Rentals Income Savings Plan (the “Qualified Savings Plan”) because of limitations imposed by the Code.

As part of the Separation and Distribution Agreement by and between Hertz Global Holdings, Inc. (f/k/a Hertz Rental Car Holdings Company, Inc.) and Herc Holdings Inc. (f/k/a Hertz Global Holdings, Inc.) entered into on June 30, 2016 (and as may be amended from time to time), Hertz Global Holdings, Inc. and Herc Holdings Inc. entered into the Employee Matters Agreement (the “EMA”). In accordance with the EMA, all liabilities for HERC Holdings Employees and Former HERC Holdings Employees (as defined in the EMA) under The Hertz Corporation Supplemental Income Savings Plan (the “Prior Plan”) are to be transferred to the Plan as of the Effective Date and the Plan became liable to pay all such benefits to such participants as of such date. Article 9 sets forth the additional rules applicable to such transferred benefits and transferred participants.

ARTICLE 1 - DEFINITIONS

Capitalized words and phrases used herein, but which are not defined herein, shall have the same meaning ascribed to them in the Qualified Savings Plan. In addition, the following definitions shall apply for purposes of this Plan:

1.1    Account: The recordkeeping account to which Employee Deferrals, Matching Credits, Employer Transition Credits and Credited Earnings are credited (or debited) under the Plan. An Account may be divided into two or more subaccounts to the extent necessary or desirable, as determined by the Committee, for Plan recordkeeping and accounting purposes. Such subaccounts are referred to herein collectively as the “Account” or “Accounts” and sometimes individually as the “Account.”

1.2	Accounting Date: Each day on which the U.S. financial markets are open for business.

1.3    Beneficiary: The person(s), estate or trust designated in writing, on such form as the Chief Human Resources Officer may prescribe, to receive any benefits under the Plan with respect to such Participant in the event of his or her death. Such beneficiary designation may be changed at any time. If no such designation is made or if the person(s) so designated shall have died prior to or coincident with the Participant, the Participant’s Beneficiary shall be determined by the following order: (i) the Participant’s Spouse, and if none, then (ii) the Participant’s estate.

1.4    Bonus: An amount payable to an Eligible Employee under the terms of a performance- based bonus plan or agreement, but only to the extent that the bonus is considered “Compensation,” as that term is defined in, and for purposes of, the Qualified Savings Plan.

1.5    Change in Control: Any event that qualifies as a “change in control” under the Herc Holdings Inc. 2008 Omnibus Incentive Plan (formerly known as the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan) (or any successor thereto), as amended from time to time; provided, however, that any sale, transfer or disposition of assets in connection with the separation of the car rental and equipment rental businesses of Hertz Global Holdings, Inc., shall not be deemed to constitute a Change in Control.

1.6    Code: The Internal Revenue Code of 1986, as amended from time to time, and any applicable regulations and guidance relating thereto.

1.7	Committee: The Herc Rentals Benefits Committee, or any successor to that committee.

1.8	Company: Herc Rentals Inc. or any successor thereto.

1.9    Compensation: All cash remuneration identified as “Compensation” within the Qualified Savings Plan.

1.10    Credited Earnings: Gains, losses and expenses credited to Participants’ Accounts in accordance with Section 3.6.

1.11    Eligible Employee: An Employee who satisfies the eligibility criteria described in Article 2.

1.12    Employee: An employee of the Company. Individuals not initially treated and classified by the Company as common-law employees, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common-law employees.

1.13	Employee Deferrals: The amounts credited to a Participant’s Account under Section 3.1.

1.14    Employer Transition Credits: The amounts credited to a Participant’s Account pursuant to Section 3.4.

1.15    ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulations and guidance relating thereto.

1.16    Key Employee: Any Employee who is a “specified employee” as that term is used under Section 409A.

1.17    Limitations: Limitations on benefits and compensation imposed on the Qualified Savings Plan by Section 401(a)(17) of the Code.

1.18    Matching Credits: The amounts credited to a Participant’s Account pursuant to Section 3.3.

1.19    Participant: Any current or former Eligible Employee who has an Account that has not been fully paid or otherwise discharged.

1.20    Plan Year: The 12 month period beginning on January 1st and ending on the following December 31st; provided, however, that the first Plan Year shall begin on the Effective Date and end on December 31, 2016.

1.21    Qualified Savings Plan: The Herc Rentals Income Savings Plan, as amended from time to time, or any successor plan thereto.

1.22	Section 409A: Code Section 409A.

1.23    Separation from Service: Any termination from employment constituting a “separation from service” as that term is defined in Section 409A.

1.24    Spouse: The person to whom a Participant has entered into a marriage in a jurisdiction (whether within one of the 50 states, the District of Columbia, a U.S. territory, or a foreign country) where the marriage was considered valid under that jurisdiction’s law at the time it occurred, and such marriage has not subsequently been legally dissolved.

ARTICLE 2 - ELIGIBILITY

2.1	Eligible Employee.

a.
In order to participate, an Employee must (i) hold a Vice President position or above, or an equivalent thereof, as determined by the Chief Human Resources Officer, or (ii) be a management or highly compensated employee who is designated in writing as eligible to participate in the Plan by the Chief Human Resources Officer.

b.	In addition to the foregoing, an Employee shall be an Eligible Employee as provided in Article 9.

2.2    Reduction in Status; Removal from Participation. If an Eligible Employee ceases to meet the eligibility criteria described in Section 2.1, such Employee shall cease to be eligible to participate in the Plan at the end of the applicable Plan Year and the Participant shall make no further Employee Deferrals to this Plan with respect to Plan Years thereafter, nor shall the Company make any further Employer Transition Credits or Matching Credits on his behalf. However, his Account shall continue to be held for his benefit pursuant to the terms of this Plan, and it shall continue to be credited (or debited) with Credited Earnings as provided under Section 3.6.

2.3    Promotion; New Hire after May. Notwithstanding anything to the contrary herein, if (i) a current Employee meets the eligibility criteria described in Section 2.1(a) during a Plan Year as a result of a promotion (or designation as provided in Section 2.1(a)(ii)), or (ii) a new Employee is hired after May of a particular Plan Year and immediately meets the eligibility criteria described in Section 2.1(a), then such Employee shall become an Eligible Employee and be eligible to participate as of the first day of the Plan Year immediately following the Plan Year in which the requirements of Section 2.1(a) are met.

2.4    New Hire Prior to June. Notwithstanding anything to the contrary herein, if an Employee is hired prior to June of a particular Plan Year and immediately meets the eligibility criteria described in Section 2.1(a), such Employee shall become an Eligible Employee and be eligible to participate as of July 1 of the Plan Year in which the Employee meets the eligibility criteria; provided, however, that any Employee Deferral election must be made by such new hire prior to July 1 of such Plan Year and, subject to Code Section 409A and Section 3.1(f), shall apply only with respect to the Bonus earned in the first Plan Year of eligibility and paid in the following year and shall not apply to other Compensation paid in the first Plan Year of eligibility.

ARTICLE 3 - PARTICIPATION IN THE PLAN

3.1    Employee Deferral Elections. Employee Deferrals shall be credited to an Eligible Employee’s Account in accordance with such Eligible Employee’s election and subject to the following rules:

a.	An Eligible Employee may elect to defer up to the maximum amount of Compensation described in Section 3.2.

b.
Notwithstanding anything to the contrary herein, and subject to Article 9, an Employee Deferral election may not be made with respect to Compensation paid prior to a Participant’s completion of three months of service.

c.
No Employee Deferrals, Matching Credits or Employer Transition Credits are made to this Plan with respect to a Participant until the applicable Limitation for the applicable Plan Year has been reached under the Qualified Savings Plan.

d.	Employee Deferral elections shall apply to all eligible Compensation; provided, however, that an Eligible Employee may elect to exclude any Bonus from Compensation for purposes of Employee Deferrals.

e.
For Plan Years commencing after the Effective Date, an Eligible Employee may make an irrevocable Employee Deferral election with respect to any Compensation for services performed during the given Plan Year, even if paid during the following Plan Year. Any Employee Deferral election shall be made at the time and in the form prescribed by the Chief Human Resources Officer, but in no event later than December 31 of the year preceding a given Plan Year (or such earlier time as provided by the Chief Human Resources Officer).

f.
For purposes of clarity, and without limitation, the Chief Human Resources Officer may prescribe a “negative” or “evergreen” election for Employee Deferrals, meaning that it may impose an automatic or default Employee Deferral election, provided the Eligible Employee has an opportunity during the election period to affirmatively change such election.

g.
Notwithstanding the preceding requirements, in the event an Employee becomes an Eligible Employee during a Plan Year in accordance with Section 2.3 or 2.4 above (which shall include an Employee deemed to be “initially eligible” as provided under Section 409A), and subject to any limitations in Section 2.4, such Eligible Employee may make an irrevocable Employee Deferral election at the time and in the form prescribed by the Chief Human Resources Officer, but in no event later than 30 days from the date of eligibility with respect to any Compensation for services performed after such election becomes irrevocable and paid after three months of service; provided, that any election with respect to Bonus will only apply to service performed after the election becomes irrevocable for which payment is received during the following Plan Year. Any such Employee Deferral election with respect to Bonus by a new Eligible Employee under this paragraph shall apply only to that portion of the Bonus paid for services performed after the election, if and to the extent as provided in Section 409A.

h.	All Employee Deferral elections will be made in accordance with the administrative procedures and rules set by the Chief Human Resources Officer from time to time and in accordance with Section 409A.

i.
The contribution election procedures described in this Section 3.1 shall apply with respect to Compensation in Plan Years after 2016. For the 2016 Plan Year, contribution elections shall be determined according to the applicable provisions of Article 9.

3.2    Maximum Amount of Employee Deferrals. Subject to Section 2.4, an Eligible Employee may elect to make Employee Deferrals in an amount up to 30% (in whole multiples of 1%) of the Eligible Employee’s Compensation; provided, however, that the Eligible Employee may elect, consistent with Section 3.1(d), to defer 0% of any such eligible Bonus. Such elections shall only apply to Compensation that exceeds the Code Section 401(a)(17) Limitation for that Plan Year.

3.3    Matching Credits. Participants shall be credited with a Matching Credit equal to a percentage (the same percentage of Compensation as matched by the Company under the Qualified Savings Plan) of his Employee Deferrals for such Plan Year, to the extent such deferrals have not received a match on that percentage of Compensation under the Qualified Savings Plan. The Matching Credit to be made under this Plan shall follow any increase or decrease in the match made for the Qualified Savings Plan, and shall be made only after the maximum match has been made under the Qualified Savings Plan.

3.4    Employer Transition Credits. Each Eligible Employee who meets the eligibility criteria for an “employer transition contribution” under the Qualified Savings Plan shall be credited with an Employer Transition Credit in this Plan, to the extent such maximum “employer transition contribution” has not been provided under the Qualified Savings Plan. The Employer Transition Credit shall be equal to a percentage (the same percentage of Compensation provided as an “employer transition contribution” under the Qualified Savings Plan) of his Compensation for such Plan Year. The Employer Transition Credit to be made under this Plan shall follow any increase or decrease in the “employer transition contribution” made for the Qualified Savings Plan, shall be made only after the maximum “employer transition contribution” has been made under the Qualified Savings Plan, and shall only be made with respect to Compensation that exceeds the Qualified Savings Plan Limitation. For the avoidance of doubt, Employer Transition Credits shall cease in this Plan when “employer transition contributions” are no longer being provided under the Qualified Savings Plan.

3.5    Vesting. A Participant shall be fully vested in the Employee Deferrals and related Credited Earnings credited to his Account. Matching Credits, Employer Transition Credits, and related Credited Earnings credited to a Participant’s Account shall vest in the same manner as, respectively, matching contributions, “employer transition contributions,” and related earnings in the Qualified Savings Plan.

3.6	Credited Earnings & Account Adjustments

a.
Employee Deferrals, Matching Credits and Employer Transition Credits credited to a Participant’s Account shall be deemed invested in the investment funds selected by the Participant. If a Participant fails to make a selection regarding how his or her Employee Deferrals, Matching Credits and Employer Transition Credits are invested, such Participant shall be deemed to have elected to have his or her Employee Deferrals, Matching Credits and Employer Transition Credits invested in the applicable default investment fund designated by the Committee and communicated to Participants. The investment funds (including applicable default investment funds) available shall be the investment funds offered under the Qualified Savings Plan or such other funds as may be designated and communicated by the Committee.

b.
For purposes of clarity, Participants will not actually be invested in any actual fund, trust or account. Rather, for purposes of this Plan, “investment funds” used herein refers to notional (phantom) investments used to credit earnings to Participants’ Accounts. The investment returns (gains, losses and expenses) credited to Participants’ Accounts will match the investment returns that would actually be recognized had the money been invested in those funds in the Qualified Savings Plan.

c.	Each Account shall be adjusted to reflect investment gain or loss on any balance in the Account as of the close of the immediately preceding Accounting Date.
The adjustment shall be the same as what would actually have been recognized if the Account had been invested in the Qualified Savings Plan under the investment options actually selected (or deemed selected) by the Participant hereunder.

d.	A Participant may elect to change investment elections in accordance with the administrative procedures and rules set by the Chief Human Resources Officer from time to time.

e.
From time to time, the Committee may add to, freeze, eliminate or change any of the investment options under the Plan. At its discretion, the Committee may map investments between investment options (or from investment options of merged plans or transferee plans (including the Prior Plan) into investment options of the Plan). The Committee may establish such guidelines and rules for the investment options under the Plan as it deems necessary or desirable.

ARTICLE 4 - PAYMENT, NONFORFEITABILITY OF BENEFITS AND MAINTENANCE OF ACCOUNTS

4.1    Form of Payment. A Participant’s Account under this Plan shall be paid in a single lump- sum payment.

4.2    Time of Payment. Payment of a Participant’s Account under the Plan shall be made on or as soon as administratively practicable following the January 1 immediately subsequent to the Plan Year of the Participant’s Separation from Service from the Company and its Affiliates, but in no event later than 60 days after such January 1. Notwithstanding anything to the contrary, if a Participant’s Separation from Service occurs with less than six months remaining in the Plan Year and the Participant is determined to be a Key Employee, payment shall be made to the Participant on or as soon as practicable after the date that is six months following the Participant’s Separation from Service, but no later than 60 days following such six-month anniversary date. All Accounts will be credited (or debited) with Credited Earnings until the date of distribution.

4.3    Death of Participant. Upon the death of a Participant prior to the Participant’s Account having been paid in full, the Account shall be payable to the Beneficiary, in a single lump-sum payment, as soon as practicable but no later than 60 days following the Participant’s death.

4.4    Payment Delay. Notwithstanding anything to the contrary contained in this Article 4, payment to a Participant shall be delayed should the Committee reasonably anticipate that the making of such payment would violate federal securities laws or other applicable law. In such an event, payment shall be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation.

4.5    Unforeseeable Emergency. If the Committee determines that a Participant has incurred an unforeseeable emergency (as that term is used in Section 409A), the Participant shall receive in a lump-sum payment all or any portion of the Participant’s Account attributable to Employee Deferrals, if needed in order to satisfy the unforeseeable emergency, plus any amounts necessary to pay any income taxes or penalties reasonably anticipated as a result of the distribution. If, during a Plan Year, a Participant obtains a distribution from this Plan as a result of an unforeseeable emergency or receives a hardship withdrawal from the Qualified Savings Plan, any Employee Deferral elections under the Plan for such Plan Year shall be cancelled. In such case, the Participant must make a new election for the following Plan Year, and any prior election will not carry forward as permitted in Section 3.1(f).

ARTICLE 5 - ADMINISTRATION

5.1    Plan Administration. The Plan shall be administered and interpreted by the Committee. The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable. Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons. Benefits will only be paid if the Committee, in its sole discretion, determines that the Participant or Beneficiary is entitled to them.

5.2    Delegation. The Committee has the authority to delegate any of its powers under this Plan (including, without limitation, Article 7) to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Committee has listed herein and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Committee.

ARTICLE 6 - AMENDMENT AND TERMINATION

6.1    Amendment or Termination. The Company has the right to amend or terminate this Plan in whole or in part, in its sole discretion, for whatever reason it may deem appropriate. Any such amendment or termination shall be made by action of the Company’s Board of Directors, Compensation Committee or delegate thereof, and shall be effective as of the date specified by such action.

6.2    Reduction of Accounts. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Beneficiary of an Account balance which has been credited under this Plan prior to the effective date of such amendment or termination.

6.3    Effect of Termination. Upon termination of the Plan, all Accounts shall be paid to the Participants as soon as practicable to the extent permitted under Section 409A and otherwise shall remain payable in accordance with Article 4.

ARTICLE 7 - CLAIM AND APPEAL PROCEDURE

7.1    Claim Procedure. Claims for benefits under the Plan shall be submitted in writing to the Committee (or its delegate) on a form prescribed for such purpose. Within 90 days after its receipt of any claim for a benefit under the Plan, the Committee (or its delegate) shall give written notice to the claimant of its decision on the claim unless the Committee (or its delegate) determines that special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is needed, a written notice shall be furnished to the claimant within the 90-day period referred to above which states the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than 180 days from the date the claim was filed. If a claim for benefits is being denied, in whole or in part, such notice shall be written in a manner calculated to be understood by the claimant and shall include the specific reasons for the denial, with reference to pertinent Plan provisions on which the denial is based, and shall describe the procedure for perfecting the claim, or for requesting a review of the denial.

7.2    Appeal Procedure. Any claimant whose claim for benefits has been denied by the Committee (or its delegate) may appeal to the Committee for a review of the denial by making a written request therefor within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he chooses, request a representative to make such written submissions on his behalf. The claimant will be afforded a full and fair review that takes into account all such comments, documents, records and other information, whether or not they were submitted or considered in the initial benefit determination and without deference to the initial benefit determination.

Within 60 days after receipt of a request for an appeal, the Committee shall notify the claimant in writing of its final decision. If the Committee determines that special circumstances require additional time for processing, the Committee may extend such 60-day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

In the case of an adverse benefit determination on appeal, the Committee will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of the specific reason or reasons for the adverse determination on appeal, with reference to the pertinent Plan provisions on which the denial is based, and shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits.

ARTICLE 8 - GENERAL PROVISIONS

8.1    Construction. In the construction of the Plan, the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. Except as may be governed by ERISA or other applicable federal law, this Plan shall be construed, governed, regulated and administered according to the laws of Florida.

8.2    Nonalienability of Benefits. Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, alienation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, liabilities, engagement, or torts of any Participant or other person entitled to receive the same, and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any such benefits, the Committee shall have the authority to cause the same or any part thereof to be held or applied to or for the benefit of such Participant, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper. Notwithstanding the preceding sentences, if a Participant becomes entitled to a distribution of benefits under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, the Company may offset such amount owed to it against the amount of benefits otherwise distributable from the Plan. Such determination shall be made by the Committee after notification from the Company.

8.3    Qualified Savings Plan. Any accounts payable under the Qualified Savings Plan shall be paid solely in accordance with the terms and conditions of the Qualified Savings Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Savings Plan.

8.4    Indemnification. To the extent permitted by law, the Company shall indemnify the members of the Committee and the Compensation Committee, the Chief Human Resources Officer from all claims for liability, loss or damage (including payment of expenses in connection with the defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s responsibilities under any applicable law. This shall not include actions which may be held to include criminal liability under applicable law. The provisions of this Section 8.4 shall survive termination of the Plan.

8.5    Facility of Payment. If a Participant or Beneficiary entitled to receive any benefits is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of such benefits will be made to the duly appointed legal guardian or representative of such minor or incompetent, or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.6    Taxes. For each payroll period in which a Participant defers Compensation or the Company makes Matching Credits or Employer Transition Credits, or at such other time as the Company may determine necessary or desirable, the Company may withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of any taxes due; provided, however, that the Company may reduce the applicable amount deferred if necessary to comply with applicable withholding requirements.

8.7    Duties of Participants and Beneficiaries. The Participant and any Beneficiaries of a Participant shall, as a condition of receiving benefits under this Plan, be obligated to provide the Committee with such information as the Committee shall require in order to determine Account balances, calculate benefits under this Plan, or otherwise administer the Plan.

8.8    No Enlargement of Employee Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to terminate the employment of any of its employees, with or without cause, and with or without notice, at any time, at the option of the Company.

8.9    Obligation to Pay Amounts Hereunder. No trust fund, escrow account or other segregation of assets need be established or made by the Company to guarantee, secure or assure the payment of any amount payable hereunder. The Company’s obligation to make payments pursuant to this Plan shall constitute only a general contractual liability of the Company to individuals entitled to benefits hereunder and other actual or possible payees hereunder in accordance with the terms hereof. Payments hereunder shall be made only from such funds of the Company as it shall determine, and no individual entitled to benefits hereunder shall have any interest in any particular asset of the Company by reason of the existence of this Plan. No provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company greater than the rights of a general unsecured creditor of the Company. It is expressly understood as a condition for receipt of any benefits under this Plan that the Company is not obligated to create a trust fund or escrow account or to segregate any asset of the Company in any fashion.

Notwithstanding the foregoing, the Company may, in its sole discretion at any time or from time to time, establish segregated funds, escrow accounts or trust funds (including through a grantor trust) whose primary purpose would be for the provision of benefits under this Plan. If such funds or accounts are established, however, individuals entitled to benefits hereunder shall not have any identifiable interest in any such funds or accounts nor shall such individuals be entitled to any preference or priority with respect to the assets of such funds or accounts. These funds and accounts would still be available to judgment creditors of the Company and to all creditors in the event of the Company’s insolvency or bankruptcy.

8.10    Corporate Successor. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the reorganization, merger or consolidation of the Company into or with any other corporation or entity, but shall be continued after such transfer, sale, reorganization, merger or consolidation.

8.11    Treatment For Other Compensation Purposes. Payments received by a Participant under the Plan shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

8.12    Compensation Recovery Policy. Without limiting any other provision of this Plan, and to the extent applicable, the benefits provided hereunder shall be subject to any claw back policy or compensation recovery policy or such other similar policy of the Company in effect from time to time.

8.13    Change in Control. Notwithstanding anything to the contrary, and to the extent consistent with Section 409A, prior to or coincident with a Change in Control, the Company may establish a grantor trust and fund such grantor trust for the purpose of providing benefits under the Plan. In the event a grantor trust is established, the Company shall retain beneficial ownership of all assets transferred to the grantor trust and such assets will be subject to the claims of the Company’s creditors.

8.14    Section 409A Compliance. It is intended that the Plan (and any payments) will comply with or be exempt from Section 409A, if applicable, and the Plan (and any payments) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any payments) may be amended (in accordance with Section 6.1 of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve compliance with or exemption from Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits. A Participant (or Beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold a Participant (or Beneficiary) harmless from any or all of such taxes or penalties.

Following a Change in Control or a “change in control” as defined under Section 409A, no action shall be taken under the Plan that will cause the Plan to fail to comply in any respect with Section 409A without the written consent of such Participant.

ARTICLE 9 - SPECIAL PROVISIONS

9.1    Transfer of Liabilities from Prior Plan. The purpose of this Article 9 is to provide for the transfer of liabilities from the Prior Plan to this Plan with respect to HERC Holdings Employees and Former HERC Holdings Employees as set forth in the EMA.

a.
HERC Holdings Employees and Former HERC Holdings Employees shall be eligible to participate in this Plan for the 2016 Plan Year (and subsequent Plan Years for HERC Holdings Employees so long as such individual remains employed by the Company in the same position (or higher) as of the Effective Date, as determined by the Chief Human Resources Officer) to the extent they were eligible to participate in the Prior Plan immediately prior to the Effective Date (as evidenced by the records of the Prior Plan).

b.
The Compensation that was paid by the Company and its Affiliates to a HERC Holdings Employee that was recognized under the Prior Plan immediately prior to the Effective Date shall be credited and recognized for all applicable purposes under this Plan.

c.
On the Effective Date, and subject to such terms and conditions as the Committee may establish, all liabilities attributable to HERC Holdings Employees and Former HERC Holdings Employees shall be transferred from the Prior Plan to this Plan. The Plan shall credit each such HERC Holdings Employee’s Account and Former HERC Holdings Employee’s Account with an amount equal to his or her account balance under the Prior Plan as of the Effective Date.

d.
The Plan shall recognize, implement and honor all beneficiary, deferral and distribution elections made by each HERC Holdings Employee and Former HERC Holdings Employee under the Prior Plan (including, but not limited to, any election to defer any compensation during the 2016 Plan Year and any limitation that such election does not apply to compensation paid prior to a Participant’s completion of one year of service).